Registration No. 33-__________

                              FORM S-8

                 SECURITIES AND EXCHANGE COMMISSION

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ELECTROSOURCE, INC.
         (Exact name of issuer as specified in its charter)

  Delaware                                 742466304
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)
  2809 Interstate 35 South
  San Marcos, Texas                          78666
(Address of Principal Executive           (Zip Code)
Offices)

                       1996 STOCK OPTION PLAN
                        (Full title of plan)

                          Michael G. Semmens, President
                          Electrosource, Inc.
                          2809 Interstate 35 South
                          San Marcos, Texas  78666
               (Name and address of agent for service)

                           (512) 753-6500
    (Telephone number, including area code, of agent for service)

                          Copy to:
                          Bret Van Earp
                          Attorney at Law
                          100 Congress Avenue
                          Suite 1800
                          Austin, Texas  78701

                   Calculation of Registration Fee

                                                 Proposed
                                   Proposed      maximum
 Title of           Amount to      maximum      aggregate   Amount of
 securities to be      be       offering price   offering   registrat
 registered        registered     per share     price (1)    ion fee

 Common Stock,
 $1.00 par value     960,000        $7.00       $6,720,000  $2,036.36
 per share           shares

  (1) Estimated solely for the purpose of determining the registration fee and based upon the closing price quoted by NASDAQ for a share of Electrosource, Inc. Common Stock on June 30, 1997.

                An Exhibit Index is found on Page 6.
                         Page 1 of 14 Pages.


    This registration statement relates to 960,000 shares of Electrosource, Inc. Common Stock, $1.00 par value per share (OCommon StockO) reserved for issuance upon exercise of options that have been granted but not exercised or that may be granted pursuant to the 1996 Stock Option Plan (the OPlanO) of Electrosource, Inc. (the OCompanyO).

               Incorporation of Documents by Reference

   The following documents are hereby specifically incorporated by reference into this registration statement:

   (1) The CompanyOs Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

   (2) All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 1996, including the following:

         (i)   Form 8-K Current Report dated March 10, 1997;
        (ii)   Form 8-KA1 Current Report dated April 2, 1997;
       (iii)   Form 8-K Current Report dated April 3, 1997; and
        (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

   (3) The description of the CompanyOs Common Stock set forth under the captions ODescription of Electrosource, Inc. Common StockO and OPurposes and Effects of Certain Provisions of the Electrosource, Inc. Certificate and the Electrosource, Inc. BylawsO in the Information Statement filed as Exhibit 28.1 to the CompanyOs Registration Statement on Form 10 filed October 19, 1987 (as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988), which description of the CompanyOs Common Stock was incorporated by reference into the Registration Statement on Form 10 in response to
Item 11, ODescription of RegistrantOs Securities to be Registered,O together with any subsequent amendment or report filed for the purpose of updating such description.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to December 31, 1996, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of filing of such documents.

                      Description of Securities

                           Not applicable

                            Legal Matters

   The validity of the Company Common Stock offered hereby will be passed upon for the Company by Bret Van Earp, Attorney at Law, 100 Congress Avenue, Suite 1800, Austin, Texas 78701.

                               Experts

  The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               Interests of Named Experts and Counsel

                           Not Applicable

              Indemnification of Directors and Officers

   The CompanyOs Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the
Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions will not eliminate or limit the liability of a director (i) for a breach of the directorOs duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to unlawful payments of dividends or unlawful stock purchases or redemptions for which the director is liable under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

  The CompanyOs Bylaws provide that, to the extent permitted by law, the Company will indemnify each of its directors, and authorize the purchase of insurance with respect thereto. The Bylaws also provide that the Company may indemnify its officers, employees or agents who are made or threatened to be made defendants or respondents to any threatened, pending or completed action, suit or proceeding due to such personOs service to the Company or to certain other entities at the request of the Company, so long as such person acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law.

   In addition to indemnification provided pursuant to the CompanyOs Restated Certificate of Incorporation and Bylaws, the Company has entered into a Director Indemnification Agreement with each director of the Company providing for, among other things, (i) indemnification by the Company of each director to the full extent authorized or permitted by Delaware statutes; (ii) maintenance by the Company of director and officer insurance coverage for the benefit of each director of up to $2,000,000, subject to availability at premiums not substantially disproportionate to the amount of coverage; (iii) indemnification by the Company of each director in connection with settlements under certain circumstances;
(iv) procedures relating to independent review of determinations regarding director indemnification (including special provisions in case of a change in control of the Company); and (v) the advancement of expenses to directors in connection with matters for which the director is entitled to indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 Exemption from Registration Claimed

                           Not applicable

                              Exhibits

  The following exhibits are filed with or incorporated by reference into this registration statement:

     Exhibit

     4.1 Articles Four, Seven, and Eight of the Restated Certificate of Incorporation of Electrosource, Inc. (filed as Exhibit 3.1 to registrant's Registration Statement on Form 10 filed October 19, 1987 as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 and incorporated herein by reference)

     4.2      1996 Stock Option Plan of Electrosource, Inc.

     5.1      Opinion re legality

     24.1     Consent of Ernst & Young LLP

     24.2     Consent of Bret Van Earp (included as part of
              Exhibit 5.1)


                            Undertakings

  The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, reflect a fundamental change in the information set forth in the registration statement;

                    (iii)      To  include any material  information
                with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrantOs annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14aD3 or Rule 14cD3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation SDX is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                             SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 11, 1997.

                                   ELECTROSOURCE, INC.
                                   (Registrant)



                                   By:   /s/  Michael G. Semmens
                                      Michael G. Semmens, President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                     Title                 Date


/s/ Michael G. Semmens      President and Chairman of  June 30, 1997
Michael G. Semmens          the Board of Directors
                            (Principal Executive Officer)


/s/  Richard S. Balzhiser   Director                   June 30, 1997
Richard S. Balzhiser


/s/  William R. Graham      Director                   June 30, 1997
William R. Graham


/s/  Norman Hackerman       Director                   June 30, 1997
Norman Hackerman


/s/  Charles L. Mathews     Director                   June 30, 1997
Charles L. Mathews


/s/  Nathan Morton          Director                   June 30, 1997
Nathan Morton


/s/  Richard S. Williamson  Director                   June 30, 1997
Richard S. Williamson


/s/  Thomas S. Wilson       Director                   June 30, 1997
Thomas S. Wilson


/s/  James M. Rosel         Vice President Finance     June 30, 1997
James M. Rosel              and General Counsel
                            (Chief Financial Officer)


/s/  Mary Beth Koenig       Treasurer and Controller   June 30, 1997
Mary Beth Koenig            (Principal Accounting
                            Officer)




                            EXHIBIT INDEX

Exhibit                                              Sequentially
                                                     Numbered Page

4.1      Articles Four, Seven, and Eight of the           --
         Restated Certificate of Incorporation of
         Electrosource, Inc. (filed as Exhibit 3.1 to registrant's Registration Statement on
         Form 10 filed October 19, 1987 as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 and incorporated herein by reference)

4.2      1996 Stock Option Plan of Electrosource,          7
         Inc.

5.1      Opinion re legality                              13

24.1     Consent of Ernst & Young                         14

24.2     Consent of Bret Van Earp (included as part       --
         of Exhibit 5.1)